FOR IMMEDIATE RELEASE

Investor & Media Contact:

John Bluth Executive Director

Corporate Communications & Investor Relations CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS SUBMITS SUPPLEMENTAL NEW DRUG APPLICATION FOR RANEXA® (ranolazine extended-release tablets)

PALO ALTO, Calif., September 27, 2007 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that the Company has submitted a supplemental new drug application (sNDA) to the U.S. Food and Drug Administration (FDA) seeking an expansion to the approved product labeling for Ranexa® (ranolazine extended-release tablets).

The submitted sNDA requests a new indication for first line treatment of chronic angina and a significant reduction in cautionary language, based on substantial data from the MERLIN TIMI-36 study.

“We believe that this new labeling, if approved, should position Ranexa as safe and effective for use in a broader population,” said Louis G. Lange, CV Therapeutics chairman and chief executive officer.

In accordance with a special protocol assessment agreement between the FDA and CV Therapeutics, the Company believes that data from the MERLIN TIMI-36 study could support expansion of the existing Ranexa indication to first line angina.

Ranexa is currently indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to regulatory filings and special protocol assessment agreements, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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